FORM 10-K                                    Page 204

Exhibit 4.9(a)

                     FIRST AMENDMENT TO

              CONE MILLS CORPORATION 1983 ESOP
         (As Amended and Restated December 1, 1994)


     FIRST AMENDMENT, dated May 9, 1995, to the Cone Mills
Corporation 1983 ESOP, As Amended and Restated December 1,
1994 (the "1983 ESOP").

                          RECITALS

     A. Effective December 31, 1989, the Money-Purchase Pension Plan component of the 1983 ESOP and the Special Retirement Account of the Supplemental Retirement Plan of Cone Mills Corporation were merged into the Stock Bonus Plan component of the 1983 ESOP. The Stock Bonus Plan component was appropriately amended and, from and after January 1, 1990, has constituted the continuing 1983 ESOP.

     Effective March 31, 1993, the 1983 ESOP was amended to provide for ESOP A and ESOP B Accounts and to permit Members with five or more Years of Service to make in-service withdrawals from their ESOP B Accounts.

     On November 29, 1994, the Internal Revenue Service issued Revenue Ruling 94-76, which requires that the 1983 ESOP be amended to provide that accrued benefits attributable to the Money-Purchase Pension Plan component of the 1983 ESOP will be distributable only after a Member's retirement, death, disability or severance of employment or after termination of the 1983 ESOP.

     B. The Advisory Committee has recommended that the 1983 ESOP be amended to provide for distributions to an Alternate Payee pursuant to a Qualified Domestic Relations Order prior to the affected Member's "earliest retirement age", as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, the 1983 ESOP be and hereby is amended as follows:

     (1)  By adding the following sentence to Plan Section
6.04(c):

          "Notwithstanding the foregoing, no
          distribution shall be made pursuant to this


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FORM 10-K                                    Page 205

Exhibit 4.9(a)   (continued)

          Section 6.04(c) after March 12, 1995, except as expressly permitted under the provisions of Plan
          Section 6.07(f)."

     (2) By adding a new Plan Section 6.07(f) to read as follows:

       "(f) Notwithstanding any other term or provision of the Plan or the Trust Agreement, this Section 6.07(f) will apply to all distributions from the Plan after March 12, 1995. The accrued benefits of a Member that are attributable to the Money-Purchase Pension Plan component of the Plan (i.e., the Member's Money-Purchase Pension Account as of December 31, 1989 and post-merger earnings thereon) will be distributable only after the Member's retirement, death, disability, or severance of employment or after termination of the Plan. Accordingly, no distribution from the Plan will be made to a Member prior to the Member's retirement, death, disability or severance of employment or prior to termination of the Plan, unless there is an "acceptable separate accounting" between those accrued benefits of the Member that are attributable to the Money-Purchase Pension Plan component and those accrued benefits that are attributable to the Supplemental Retirement Plan and Stock Bonus Plan components and unless the distribution is solely attributable to (and accounted for as a distribution of) accrued benefits under the Special Retirement Plan and Stock Bonus Plan components. The acceptable separate accounting shall include, without limitation, allocation of post-merger gains, losses, withdrawals, contributions, forfeitures and other credits or charges on a reasonable and consistent basis between accrued benefits attributable to the Money-Purchase Pension Plan component and the other components of the Plan. This Section 6.07(f) is intended to comply with the provisions of Revenue Ruling 94-76 and shall be construed and applied as provided therein."

   (3) By deleting the last three sentences of Plan Section
6.08 and inserting in lieu thereof the following (effective
May 9, 1995):




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FORM 10-K                                      Page 206

Exhibit 4.9(a)   (continued)

       "Plan benefits will be paid pursuant to a Qualified
       Domestic Relations Order to such Alternative
       Payee(s) at such times and in such amounts as are stated therein, even if the affected Member has not separated from service and has not reached the "earliest retirement age", as defined in Code
       Section 414(p); provided, however, that a Qualified
       Domestic Relations Order may not require the Plan to provide any type or form of benefit or any option not otherwise provided and may not require the Plan to provide increased benefits. The Advisory
       Committee shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under orders that are determined to be Qualified Domestic
       Relations Orders."

   IN WITNESS WHEREOF, this First Amendment, having been approved by the Board of Directors of Cone Mills Corporation at a meeting duly held on May 9, 1995, is signed by the Secretary of the Corporation on the 19th day of May, 1995.

                      CONE MILLS CORPORATION

                      By:   /s/ Terry L. Weatherford
                      Title:  Vice President and Secretary